UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                                                   October 5, 2011

MOBILE DATA CORP.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-52958 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
2033 Gateway Place, 5th Floor, San Jose, California (Address of principal executive offices)		95110 (Zip Code)

Registrant’s telephone number, including area code  (206) 338-2649

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 30, 2011, Steven Cozine resigned as the President and Chief Executive Officer and as a director of Mobile.

Also, on September 30, 2011, Belkis Jimenez Rivero consented to and was appointed the President and Chief Executive Officer of Mobile by the board of directors.   Ms. Jimenez Rivero is also the current Chief Financial Officer of Mobile.

The board of directors of Mobile currently consists of Belkis Jimenez Rivero as the sole director.

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Ms. Jimenez Rivero (42 years old) has been a director and the CFO, treasurer, and corporate secretary of Mobile since July 2005, was the President and CEO of Mobile from July 2009 to January 2010, and since October 2011 has been the President and Chief Executive Officer of Mobile.  Ms. Jimenez Rivero has been the President of Belkis Fashions, a private boutique fashion design, manufacturer and distribution company in Vancouver, British Columbia since May 1999.  Ms. Jimenez Rivero does not have any professional training or technical credentials in the technology industry.  Ms. Jimenez Rivero intends to devote approximately 20% of her business time to the affairs of Mobile.

Ms. Jimenez Rivero does not hold a directorship in any other reporting company

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Mobile was or is a party to in which Ms. Jimenez Rivero had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Mobile Data Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

MOBILE DATA CORP.

Dated: October 5, 2011	By:	/s/ Belkis Jimenez Rivero
Belkis Jimenez Rivero – President and CEO

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